CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Wells Fargo Funds Trust

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for Wells Fargo International Government Bond Fund, one of the funds comprising the Wells Fargo Funds Trust.

/s/ KPMG LLP

Boston, Massachusetts

October 31, 2017